Exhibit 99.1

NEWS RELEASE

Contacts:    Dudley W. Mendenhall

K2 Inc.

Sr. Vice President - Finance

760.494.1000

Andrew Greenebaum/Chad Jacobs- Investor Relations

Michael Fox/ John Flanagan - Media Relations

Integrated Corporate Relations

203.222.9013 or 310.395.1270

K2 INC. REPORTS RECORD RESULTS FOR THIRD QUARTER 2004

•      Third quarter 2004 sales of $333.5 million and diluted earnings per share of $0.26, exceeding previous guidance estimates of sales of $320 million and diluted earnings per share of $0.25.

•      2004 nine month sales of $861.8 million and diluted earnings per share of $0.69, as compared to sales of $524.8 million and diluted earnings per share of $0.38 in the comparable 2003 period.

Carlsbad, California – October 20, 2004 — K2 Inc. (NYSE: KTO) today reported sales for the third quarter ended September 30, 2004 of $333.5 million, an increase of 99% from $168.0 million in the prior year, and diluted earnings per share were $0.26. Operating income in the third quarter of 2004 was $27.6 million, a 256% increase from the 2003 comparable period, and net income of $13.2 million, a 293% increase from the third quarter of 2003.

Sales for the nine month period ended September 30, 2004 were $861.8 million, an increase of 64% over the 2003 comparable period, and diluted earnings per share of $0.69. Operating income for the first nine months of 2004 was $59.5 million, a 124% increase over the 2003 comparable period, and net income was $30.1 million, a 225% increase over the first nine months of 2003. Details on earnings per share calculations are provided in Table A below.

Richard Heckmann, Chairman and Chief Executive Officer, said, “The third quarter marked another strong period for K2 and its portfolio of leading brands. We generated organic sales growth net of acquisitions of nearly 12% in the quarter, driven principally by growth in our winter products brands. Additionally, our trend of improved profitability continued as reflected in higher margins and net income. We are moving swiftly to integrate recent acquisitions, and the combination of our scalable infrastructure, leading brands and strong balance sheet position us well for future growth.”

K2 Inc.

Review of 2004 Third Quarter and Nine Month Sales and Profit Results

Comparable Sales Trends

K2 sales in the third quarter of 2004 were $187.3 million excluding the impact of the Atlas, Tubbs, Brass Eagle, K2 Licensing & Promotions, Ex Officio, Marmot, and Völkl and Marker acquisitions which closed after the third quarter of 2003, and the Worth acquisition which closed at the end of the 2003 third quarter. K2 sales in the third quarter of 2003 were $168.0 million, which reflects a sales increase of 11.5% on a comparable basis, despite a decline in sales of in-line skates of $4.2 million from the 2003 third quarter. Sales of products other than in-line skates for the 2004 third quarter increased 14.6% compared to the 2003 same period.

Profit Trends

Gross profit in the third quarter of 2004 increased to 35.7% of sales, as compared to 32.7% in the comparable 2003 period. Gross profit in the nine months ended September 30, 2004 increased to 32.9% of sales, as compared to 30.9% in the comparable 2003 period. Gross profit as a percentage of sales in the 2004 third quarter benefited from higher margin product sales from the Action Sports and the Apparel and Footwear segments.

Operating income as a percentage of sales for the third quarter of 2004 increased to 8.3% compared to 4.6% in the comparable 2003 period. Operating income increased to 6.9% of sales in the nine months ended September 30, 2004 from 5.1% in the comparable 2003 period. Selling, general and administrative expenses were 27.5% of sales in the third quarter of 2004 compared to 28.1% of sales in the prior year. For the nine months ended September 30, 2004, selling, general and administrative expenses were essentially flat at 26.0% of sales compared to 25.8% in the prior year period.

Third Quarter Division Review

Due to the acquisitions of Ex Officio and Marmot in the second and third quarters, respectively, of 2004, K2 has formed a new apparel and footwear reporting segment that also includes Earth Products.

Marine and Outdoor

Shakespeare fishing tackle and monofilament, and Stearns marine and outdoor products, generated sales of $68.2 million in the third quarter of 2004, up 10.5% from the comparable quarter in 2003. Sales increases were driven by growth in Pflueger® reels, marine antennas and waders and the addition of All-Star® rods and ATV accessory product lines in the current period.

Team Sports

Rawlings, Worth, and K2 Licensing & Promotions had total sales of $40.1 million in the 2004 third quarter, up 65.7% from the 2003 period. Growth was driven by the acquisition of Worth in September 2003 and K2 Licensing & Promotions in January 2004.

Action Sports

Sales of skis, snowboards, in-line skates, bikes and paintball products totaled $180.1 million in the third quarter of 2004, an increase of 152.6% over the 2003 period. Growth was driven by double digit increases in skis and snowboards, and by acquisitions made in the fourth quarter of 2003 consisting of Atlas® and Tubbs® snowshoes, and Brass Eagle® paintball products and the acquisitions of Völkl and Marker at the beginning of the third quarter of 2004.

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K2 Inc.

Apparel and Footwear

Earth Products, Ex Officio and Marmot had sales of $45.1 million in the third quarter of 2004, an increase of 317.6% over the 2003 period. The increase was due to 37.0% growth in technical skate footwear and apparel and the acquisitions of Ex Officio and Marmot in the second and third quarters, respectively, of 2004.

The segment information presented below is for the three months ended September 30:

	Sales to Unaffiliated Customers		Operating Profit (Loss)
	2004	2003 (a)	2004	2003 (a)
	(Millions)
Marine and Outdoor	$68.2	$61.7	$6.7	$7.1
Team Sports	40.1	24.2	(5.2)	(4.9)
Action Sports	180.1	71.3	23.2	6.8
Apparel and Footwear	45.1	10.8	6.1	0.8

Total segment data	$333.5	$168.0	30.8	9.8

Corporate expenses, net			(2.8)	(2.0)
Interest expense			(7.3)	(2.6)

Income before provision for income taxes			$20.7	$5.2

(a)      Results for the quarter ended September 30, 2003 do not include the results of Atlas and Tubbs, Brass Eagle, K2 Licensing & Promotions, Ex Officio, Marmot, Völkl and Marker or K2’s other acquisitions during 2004 since these companies were acquired by K2 Inc. subsequent to the quarter ended September 30, 2003. In addition, these results only include less than two weeks of results of Worth, which was acquired on September 16, 2003.

The segment information presented below is for the nine months ended September 30:

	Sales to Unaffiliated Customers		Operating Profit (Loss)
	2004	2003 (a)	2004	2003 (a)
	(Millions)
Marine and Outdoor (b)	$274.8	$263.5	$38.4	$37.6
Team Sports	195.9	69.3	5.1	(5.5)
Action Sports	324.3	169.5	17.6	(0.1)
Apparel and Footwear	66.8	22.5	8.2	0.6

Total segment data	$861.8	$524.8	69.3	32.6

Corporate expenses, net			(9.2)	(5.8)
Gain on sale of operating division			—	1.5
Debt extinguishment costs			—	(6.7)
Interest expense			(13.8)	(7.3)

Income before provision for income taxes			$46.3	$14.3

(a)      Results for the nine months ended September 30, 2003 do not include the results of Atlas and Tubbs, Brass Eagle, K2 Licensing & Promotions, Ex Officio, Marmot, Völkl and Marker or K2’s acquisitions during 2004 since these companies were acquired by K2 Inc. subsequent to September 30, 2003. In addition, these results only include approximately six months and less than two weeks of results of Rawlings and Worth, which were acquired on March 26, 2003 and September 16, 2003, respectively.

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K2 Inc.

(b)      Results for the nine months ended September 30, 2004 do not include the sales or operating income of the composite utility and light pole product lines. K2 sold these product lines in May 2003, and sales and operating income for this business in the nine months ended September 30, 2003 were $12.6 million and $0.9 million, respectively.

Balance Sheet

K2’s balance sheet at September 30, 2004 reflects acquisitions and the related seasonal working capital requirements of the acquired businesses. At September 30, 2004, cash and accounts receivables increased to $371.8 million as compared to $191.5 million at September 30, 2003 and, inventories at September 30, 2004 increased to $307.1 million from $200.8 million at September 30, 2003, in each case as a result of the acquisitions that occurred after September 30, 2003.

Compared with the 2003 third quarter, the Company’s total debt increased to $383.2 million at September 30, 2004 from $147.8 million. Total debt net of cash of $37.2 million at September 30, 2004 is $346.0 million. The increase in debt as of September 30, 2004 is primarily the result of the Company’s acquisitions in the 2003 fourth quarter and during 2004, including the related seasonal working capital requirements of the acquired businesses. Primarily as the result of the acquisitions of Brass Eagle in the 2003 fourth quarter, K2 Licensing & Promotions in the 2004 first quarter, Marmot and Völkl and Marker in the 2004 third quarter, the Company increased its number of shares of common stock outstanding by 4.5 million shares, 1.0 million shares, 2.8 million and 1.8 million shares, respectively, to 46.7 million shares outstanding at September 30, 2004 as compared to 28.3 million shares outstanding at September 30, 2003.

Outlook for 2004

The Company today also updated guidance for fiscal 2004, and provided guidance for the fourth quarter ended December 31, 2004. On a full year basis for fiscal 2004, the Company expects sales of approximately $1.2 billion, and basic earnings per share of approximately $0.96, assuming 40.8 million average basic shares outstanding, and diluted earnings per share of approximately $0.86 on projected average diluted shares of 49.9 million as if the Company’s $100 million of convertible debt was converted into shares. For the quarter ended December 31, 2004, the Company expects sales of approximately $325 million and basic earnings per share of approximately $0.19 assuming 46.8 million basic shares outstanding, and diluted earnings per share of approximately $0.18 assuming outstanding shares of 55.9 million as if the convertible debt were converted into shares.

Investor Conference Call

K2’s regular quarterly earnings conference call is scheduled to begin at 1:45 p.m. Pacific Daylight Time (USA), on Wednesday, October 20, 2004. K2 plans to do a live broadcast of the conference call over the Internet. Investors can listen to the live webcast at www.k2inc.net and www.fulldisclosure.com. For those who are not available for the live broadcast, the call will be archived on www.fulldisclosure.com.

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K2 Inc.

About K2 Inc.

K2 Inc. is a premier, branded consumer products company with a portfolio of leading brands including Rawlings®, Worth®, Shakespeare®, Pflueger®, Brass Eagle®, Stearns®, K2®, Volkl®, Ride®, Marmot®, Ex Officio® and Marker®. K2’s diversified mix of products is used primarily in team and individual sports activities such as baseball, softball, fishing, paintball, watersports activities, alpine skiing, snowboarding, in-line skating and mountain biking. Among K2’s other branded products are Planet Earth® apparel, Adio® and Hawk® skateboard shoes, Tubbs® and Atlas® snowshoes, JT® and Worr Games® paintball products and Dana Design® backpacks.

Rawlings®, Worth®, Shakespeare®, Pflueger®, Brass Eagle®, Stearns®, K2®, Volkl®, Ride®, Marmot®, Ex Officio®, Marker®, Planet Earth®, Adio®, Hawk® skateboard shoes, Tubbs®, Atlas®, JT®, Worr Games®, and Dana Designs®, are trademarks or registered trademarks of K2 Inc. or its subsidiaries in the United States or other countries.

Safe Harbor Statement

This news release includes forward-looking statements. K2 cautions that these statements are qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements, including but not limited to K2’s ability to successfully execute its acquisition plans and growth strategy, integration of acquired businesses, weather conditions, consumer spending, continued success of manufacturing in China, global economic conditions, product demand, financial market performance, and other risks described in the Company’s most recent annual report on Form 10-K/A, subsequent quarterly reports on Form 10-Q, and current reports on Form 8-K, each as filed with the Securities and Exchange Commission. The Company cautions that the foregoing list of important factors is not exclusive, any forward-looking statements included in this news release is made as of the date of this news release, and the Company does not undertake to update any forward-looking statement.

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(Tables Follow)

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K2 INC.

STATEMENTS OF INCOME

(unaudited)

(in thousands except for per share figures)

	THIRD QUARTER ended September 30		NINE MONTHS ended September 30
	2004	2003	2004	2003
Net sales	$333,460	$167,963	$861,811	$524,754
Cost of products sold	214,274	113,094	578,627	362,524

Gross profit	119,186	54,869	283,184	162,230
Selling expenses	56,736	29,500	140,349	83,114
General and administrative expenses	34,877	17,614	83,295	52,513

Operating income	27,573	7,755	59,540	26,603
Interest expense (a)	7,299	2,640	13,811	13,993
Other income, net (b)	(426)	(54)	(604)	(1,654)

Income before provision for income taxes	20,700	5,169	46,333	14,264
Provision for income taxes	7,502	1,808	16,217	4,992

Net income	$13,198	$3,361	$30,116	$9,272

Basic earnings per share:
Net income	0.28	0.12	0.78	0.39

Diluted earnings per share:
Net income	$0.26	$0.12	$0.69	$0.38

Shares:
Basic	46,472	27,274	38,753	23,576
Diluted	55,148	34,487	47,503	26,623

(a)	The 2003 nine month period includes $4.7 million of a make-whole premium and $2.0 million for the write-off of capitalized debt costs related to K2’s debt refinancing activities during the 2003 first quarter.

(b)	The nine-month period ended September 30, 2003 includes a $1.5 million gain related to the sale of the utility and light pole assets during the 2003 second quarter.

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K2 INC.

SELECTED BALANCE SHEET INFORMATION

(unaudited)

(in thousands)

	As of September 30
	2004		2003
Cash	$37,196		$14,615
Accounts receivable, net	334,650	(a)	176,922
Inventories, net	307,140	(a)	200,756
Total current assets	736,994	(a)	443,171
Accounts payable	95,300		52,004
Total debt	383,172	(b)	147,813
Shareholders’ equity	666,337	(c)	344,533

(a)	Increase from September 30, 2003 is attributable to the acquisitions of Brass Eagle Inc. (“Brass Eagle”), on December 8, 2003, Fotoball USA, Inc. (renamed K2 Licensing and Promotions, “K2 L&P”) on January 23, 2004, Marmot Mountain Ltd. (“Marmot”) on June 30, 2004, Völkl Sports Holding AG (“Völkl”) and The CT Sports Holding AG (“Marker”) on July 7, 2004 and K2’s other acquisitions during 2004.

(b)	The increase in debt is caused by the Company’s acquisitions in the 2003 fourth quarter and during 2004, including the seasonal working capital requirements of these acquired businesses.

(c)	Increase from September 30, 2003 is primarily attributable to the acquisitions of Brass Eagle, K2 L&P, Marmot, Völkl and Marker, resulting in the issuance of an additional 4.5 million shares, 1.0 million shares, 2.8 million and 1.8 million shares, respectively, of common stock of K2.

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K2 INC.

SELECTED CASH FLOWS INFORMATION

(thousands)

	NINE MONTHS ENDED SEPTEMBER 30
	2004	2003
	(unaudited)
Operating Activities
Net Income	$30,116	$9,272
Adjustments to reconcile net income from operations to net cash provided by operating activities:
Gain on sale of operating division	—	(1,504)
Depreciation and amortization	19,879	14,275
Deferred taxes	5,812	—
Changes in noncash current assets and current liabilities (a)	(38,536)	27,522

Net cash provided by operating activities	17,271	49,565
Investing Activities
Property, plant & equipment expenditures, net	(23,861)	(15,046)
Proceeds received from sale of operating division	—	20,132
Purchases of businesses, net of cash acquired	(113,467)	(16,300)
Other items, net	2,620	1,137

Net cash used in investing activities	(134,708)	(10,077)
Financing Activities
Issuance of convertible subordinated debentures	—	100,000
Net payments under short and long-term debt	(152,010)	(102,482)
Proceeds from issuance of senior notes	200,000	—
Net proceeds from equity issuance	93,740	—
Net payment on accounts receivable facility	—	(25,702)
Debt issuance costs	(8,353)	(7,917)

Net cash provided by (used in) financing activities	133,377	(36,101)

Net increase in cash and cash equivalents	15,940	3,387
Cash and cash equivalents at beginning of year	21,256	11,228

Cash and cash equivalents at end of period	$37,196	$14,615

(a)	The use of cash by noncash current assets and current liabilities during the 2004 nine months as compared to cash provided by noncash current assets and current liabilities during the 2003 nine months is due to the Company’s acquisitions in the 2003 fourth quarter and during 2004, including the seasonal working capital requirements of these acquired businesses.

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TABLE A

K2 Inc. Reconciliation of Diluted Shares and Earnings Per Share

(in thousands, except per share figures)

	Quarter ended Sept. 30, 2004	Nine months Sept. 30, 2004
Period ended September 30, 2004 - basic shares (a)	46,472	38,753
Assumed conversion of subordinated convertible debentures	7,803	7,803
Dilutive impact of stock options and warrants	873	947

Period ended September 30, 2004 - diluted shares (b)	55,148	47,503

Net income for the period ended September 30, 2004 (c)	$13,198	$30,116
Add: Interest component on assumed conversion of subordinated debentures, net of taxes	887	2,712

Net income, adjusted for the period ended September 30, 2004 (d)	$14,085	$32,828

Period ended September 30, 2004 - basic earnings per share (c)/(a)	$0.28	$0.78

Period ended September 30, 2004 - diluted earnings per share (d)/(b)	$0.26	$0.69